CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 811-09223) of Pioneer Series Trust XIV, and to the incorporation by reference of our reports, dated November 25, 2020, on Pioneer Strategic Income Fund and Pioneer Emerging Markets Equity Fund, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2021